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                                                                   EXHIBIT 10.12

                             THIRD AMENDMENT TO THE
                               BORDERS GROUP, INC.
                         MANAGEMENT STOCK PURCHASE PLAN



         The Borders Group Management Stock Purchase Plan (as amended, the "Plan") is hereby amended in the following particulars, effective as of the dates indicated:

         1. Paragraph (u) of Article 2 of the Plan hereby amended to read as follows, effective as of September 16, 1998:

         "(u)     "Stock Option Plan" shall mean the Borders Group, Inc. Stock
Option Plan, the Borders Group International Stock Option Plan or the 1998 Borders Group, Inc. Stock Option Plan, as determined by the Committee or its delegate at the time that a Tandem Option is granted."

         1. Paragraph (a) is of Article 16 of the Plan is hereby amended for clarification purposes to read as follows, effective as of June 1, 1995 (August 28, 1997 with respect to references to director level employee):

         (a) UP TO $1 MILLION PURCHASE. The Committee, or, to the extent permitted by Article 4 hereof, the Chairman of the Board and/or President, may grant a Participant who (i) is not a Section 16 Person, and (ii) did not receive Management Stock Purchase Options under the Stock Option Plan, an opportunity or opportunities to use up to $1 million ($250,000 in the case of director level employees) to purchase Restricted Shares under this Plan. The price of Restricted Shares acquired under this Article 16(a) shall be discounted 20% from its Fair Market Value on the date of purchase, provided, however, that, unless otherwise determined by the Committee or its delegate,
                  (A) with respect to a Participant who was recently hired at the time that he or she was granted rights under this Article 16, the price shall be discounted 20% from its Fair Market Value on the date that the Participant commenced employment, and (B) with respect to a Participant who was recently promoted at the time that he or she was granted rights under this Article 16, the price shall be discounted 20% from its Fair Market Value on the date that the Participant's promotion was effective. The rights granted under this Section 16 shall be granted only on a one time basis except that, (i) in the event of the promotion of a director level employee to the officer level, the Participant may be given an additional opportunity to use up to the difference between $1,000,000 and the amount that he or she previously used to purchase Restricted Shares, to acquire additional Restricted Shares, and (ii) if a Participant elects to purchase Restricted Shares utilizing the proceeds of a Share Loan, and his or he application for the Share Loan is rejected on the terms initially requested, all elections


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                  made by such Participant shall be null and void and such
                  Participant shall not be precluded from receiving additional rights under the Plan.

         2. The first sentence of Paragraph (a) of Article 16 of the Plan is hereby amended to read as follows, effective as of September 16, 1998:

                  "The Committee, or, to the extent permitted by Article 4 hereof, the Chairman of the Board and/or President, may grant a Participant who did not receive Management Stock Purchase Options under the Stock Option Plan, an opportunity or opportunities to use up to $1 million ($250,000 in the case of director level employees) to purchase Restricted Shares under this Plan.

         3. Clause (1) of paragraph (b) is of Article 16 of the Plan is hereby amended for clarification purposes to read as follows, effective as of June 1, 1995:

                   " (1) up to 100 percent of his or her Annual Bonus (less
                  applicable payroll deductions) for the year in which the purchase occurs (or, with respect to newly hired or promoted employees, the bonus or portions of bonuses attributable to the twelve months following his or her hire or promotion date, regardless of the year(s) in which such bonus or bonuses is or are earned);"

         4. The following paragraph (f) is hereby added to Article 16 of the Plan, effective as of September 16, 1998:


         (f) LOANS BY THE COMPANY TO PARTICIPANTS. The Company, in its discretion, may make loans to Participants (a "Company Loan") in amounts that do not exceed the lesser of: (i) the amount of interest payable by the Participant with respect to any Share Loan of the Participant, or (ii) an amount such that, immediately after the proceeds of the Company Loan are used to pay interest on the Share Loan, the total amount outstanding under all Share Loans and Company Loans of the Participant (including accrued interest, if any) shall not exceed 100% of the then Fair Market Value of such Participant's Restricted Shares on the date that the Company Loan is made. A Company Loan shall become due and payable not later than the date upon which the restrictions on the Participant's Restricted Shares lapse, shall bear interest at the same rate as Share Loan to which it relates and shall have such other terms and conditions as the Company shall determine. The proceeds of any Company Loan may be used only to pay interest on a Share Loan, and the Company may pay the proceeds directly to the lender of the Share Loan for such purpose. Each Company Loan shall be secured by a lien on the Restricted Shares of the Participant, which lien shall become effective



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                  immediately upon lapse of the restrictions and shall be
                  subordinate to any lien relating to a Share Loan. In the event of a default under any Company Loan, the Company may, subject to the rights of any lender of the related Share Loan, offset against any payment (whether in cash or Shares) that the Participant would otherwise be entitled to receive, an amount equal to the amount then owing under the Company Loan (including accrued interest). In the event of a distribution of Shares, the number of Restricted Shares to be canceled to effectuate such offset shall be determined by dividing the amount outstanding under the Company Loan by the Fair Market Value per Restricted Share as of the date upon which the payment to the Participant is being made (or otherwise would be made if the amount to be offset exceeds the amount owing to the Participant).

         5. For clarification purposes, the following phrase is added at the beginning of Section 5(c) of the Plan, effective as of June 1, 1995:

                  "Except in connection with any Share Loan or a Company Loan provided for in Article 16 of the Plan, "

         6. All references in the Plan to (i) the "Share Option Plan" are hereby amended retroactively to refer to the "Stock Option Plan" to correct a typographical error; (ii) "par value" of the Shares are eliminated from the Plan; and (iii) "one-time purchase right" or "one-time opportunity" are amended to read "purchase right under Article 16" or "opportunity under
                  Article 16", as the case may be.

         Except as herein amended the Plan remains in full force and effect.


                                              BORDERS GROUP, INC.



                                              By: /s/ George R. Mrkonic
                                                 -------------------------